QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99

VIA NET.WORKS NAMES FRASER PARK AS NEW CFO

        Reading, UK, 13th January 2003—VIA NET.WORKS, Inc. (Nasdaq and EASE: VNWI) today announced the appointment of Mr. Fraser Park as its new chief financial officer.

        Mr. Park, 39, is an experienced finance professional with expertise in building profitable businesses. He joins VIA NET.WORKS from the publicly-listed software company, RiverSoft plc, where, as chief financial officer, he led the reorganisation of the business and its subsequent sale to a trade competitor. Previously he served as chief financial officer at Nettec plc where he led the company's successful IPO on the London Stock Exchange in April 2000. From 1996 to 1999, he worked for the strategic management consultancy, McKinsey, as an engagement manager, before which he held senior financial roles at The Stanley Works on both a national UK and European level. Mr. Park holds a BA (Hons) in Accountancy and Finance from Strathclyde University, Scotland, and qualified as a chartered accountant in 1988.

        "I am delighted to welcome Fraser to VIA's management team," stated Rhett Williams, CEO of VIA NET.WORKS. "VIA has reached a stage in its development where it requires visionary and disciplined financial leadership. The company is positioned to emerge as a strong, debt-free competitor in this difficult telecommunications and data services market. Fraser has all the qualities that will support that objective and drive greater shareholder value."

        Michael McTighe, chairman of the board of VIA NET.WORKS stated: "VIA has searched extensively for the right person to assume financial leadership at this key moment in its history. Fraser Park is that person. He joins the management of VIA with a highly successful track record in delivering value to publicly listed companies, both as a financial leader and as an advisor and strategist. He will work closely with Rhett Williams and the rest of VIA's management team to drive the company towards the kind of results its shareholders, its partners and its employees deserve."

About VIA NET.WORKS, Inc.

        VIA NET.WORKS, Inc. (Nasdaq & EASE: VNWI) is a single-source provider of managed Internet services for businesses. Serving businesses in Europe and the United States, VIA is committed to improving each customer's business productivity and competitiveness. VIA local operations offer a comprehensive portfolio of flexible and reliable managed Internet services encompassing areas such as connectivity, hosting, security, messaging, and professional services. VIA is a facilities- based Internet services company, managing its own backbone network. This unique combination—the agility of a local, customer-focused company and the reliability of an international high-speed network—allows VIA to be highly responsive to specific customer needs and to deliver quality solutions. VIA is headquartered at 12100 Sunset Hills Road, Reston, Virginia, USA, 20190 and 25 Kings Road, Reading, Berkshire, RG1 3AR, UK. More information about VIA can be obtained by visiting the website at http://www.vianetworks.com

Media Contact Piers Schreiber, Communications Telephone: +31 65535 8087 Email: pschreiber@vianetworks.nl	Investor Contact Matt Nydell, General Counsel Telephone: +44 118 955 2361 Email: mnydell@vianetworks.com

QuickLinks

  Exhibit 99